EXHIBIT 99.1
News Release
Contacts:	Media - Alan H. McCoy, Vice President, Government & Public Relations (513) 425-2826
Investors – Albert E. Ferrara, Jr., Vice President, Finance & CFO (513) 425-2888

AK Steel Reports Financial Results for First Quarter of 2010

WEST CHESTER, OH, April 20, 2010 – AK Steel (NYSE: AKS) today reported  net income of $1.9 million, or $0.02 per diluted share of common stock, for the first quarter of 2010, compared to a net loss of $73.4 million, or $0.67 per diluted share, for the first quarter of 2009.   The 2010 first-quarter results include a non-cash charge of $25.3 million, or $0.23 per diluted share of common stock, related to federal healthcare legislation signed into law in March.  The charge reflects a reduction in the value of the company’s deferred tax asset as a result of a change to the tax treatment of Medicare Part D reimbursements contained within the healthcare reform law.  Excluding the effect of the special charge, net income was $27.2 million, or $0.25 per diluted share.
Net sales for the first quarter of 2010 were $1,405.7 million on shipments of 1,385,800 tons, compared to net sales of $922.2 million on shipments of 778,800 tons for the year-ago first quarter.  The company said its average selling price for the first quarter of 2010 was $1,014 per ton, a 14% decrease from the $1,184 per ton in the first quarter of 2009, but a 5% increase from the $964 per ton reported in the fourth quarter of 2009.  The year-over-year decrease in average selling price resulted primarily from a change in product and market mix.  The sequential quarterly increase in the average per-ton selling price resulted from a richer product mix and higher surcharges, which reflect rising raw material costs.
The company reported an operating profit for the first quarter of 2010 of $57.6 million, or $42 per ton, compared to an operating loss of $99.9 million, or $128 per ton, for the first quarter of 2009.  The company ended the first quarter of 2010 with $330 million of cash and $698 million of availability under its credit facility, for total liquidity of more than $1 billion.

The following schedule reflects the reconciliation of the Non-GAAP quarterly financial measures discussed within this news release:

	Three Months Ended
(Dollars in millions)	March 31,
	2010	2009
Reconciliation to net income (loss) attributable to AK Steel Holding Corporation
Adjusted net income (loss) (excluding item below)	$27.2	$(73.4)
Income tax provision due to tax law change	(25.3)	-
Net income (loss) attributable to AK Steel Holding Corporation	$1.9	$(73.4)

Reconciliation to basic and diluted earnings per share
Adjusted basic and diluted earnings per share (excluding item below)	$0.25	$(0.67)
Income tax provision due to tax law change	$(0.23)	$-
Basic and diluted earnings per share	$0.02	$(0.67)

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“AK Steel is firmly on the road to recovery,” said James L. Wainscott, Chairman, President and CEO.  “Our order book for carbon products reflects robust demand, and we are encouraged that our other markets will show steady improvement the balance of the year.”
Second-Quarter 2010 Outlook
The company said it expects shipments of approximately 1,450,000 tons for the second quarter, or nearly 5% higher than for the first quarter, with an average selling price approximately 5% to 6% higher than for the first quarter.  Planned maintenance outage costs are expected to be approximately $15 million higher for the second quarter compared to the first quarter.  The company also noted, however, that there remains substantial uncertainty with respect to global iron ore pricing for 2010 and that, if there is an increase in the price of iron ore beyond the 30% assumed with respect to the first quarter, it will have a negative impact on its second quarter financial performance.  Because iron ore pricing for 2010 has not yet been determined, the company is unable at this time to reliably estimate its quarterly operating results for the second quarter of 2010.
Safe Harbor Statement
The statements in this release with respect to future results reflect management’s estimates and beliefs and are intended to be, and hereby are identified as “forward-looking statements” for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  The company cautions readers that such forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those currently expected by management, including those risks and uncertainties discussed in the company’s Annual Report on Form 10K for the year ended December 31, 2009.  Except as required by law, the company disclaims any obligation to update any forward-looking statements to reflect future developments or events.
AK Steel
AK Steel produces flat-rolled carbon, stainless and electrical steels, primarily for automotive, appliance, construction and electrical power generation and distribution markets.  The company employs about 6,200 men and women in Middletown, Mansfield, Coshocton and Zanesville, Ohio; Butler, Pennsylvania; Ashland, Kentucky; Rockport, Indiana; and its corporate headquarters in West Chester, Ohio.  Additional information about AK Steel is available on the company’s web site at www.aksteel.com.
AK Tube LLC, a wholly owned subsidiary of AK Steel, employs about 300 men and women in plants in Walbridge, Ohio and Columbus, Indiana.  AK Tube produces carbon and stainless electric resistance welded (ERW) tubular steel products for truck, automotive and other markets.  Additional information about AK Tube LLC is available on its web site at www.aktube.com.
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AK Steel Holding Corporation
Statements of Operations
(Unaudited)
(Dollars and Shares in Millions, Except Per Share and Per Ton Data)

	Three Months Ended
	March 31,
	2010	2009
Shipments (000 tons)	1,385.8	778.8
Selling price per ton	$1,014	$1,184

Net sales	$1,405.7	$922.2

Cost of products sold	1,243.6	923.0
Selling and administrative expenses	54.2	47.8
Depreciation	50.3	51.3
Total operating costs	1,348.1	1,022.1

Operating profit (loss)	57.6	(99.9)

Interest expense	8.9	10.2
Other income (expense)	(4.6)	2.3

Income (loss) before income taxes	44.1	(107.8)

Income tax provision due to tax law change	25.3	-
Income tax provision (benefit)	17.4	(34.2)

Net income (loss)	1.4	(73.6)

Less: Net loss attributable to noncontrolling interests	(0.5)	(0.2)

Net income (loss) attributable to AK Steel Holding Corporation	$1.9	$(73.4)

Basic and diluted earnings per share:
Net income (loss) attributable to AK Steel Holding Corporation	$0.02	$(0.67)

Weighted average shares outstanding:
Basic	109.5	109.8
Diluted	110.0	109.8

Dividends declared and paid per share:	$0.05	$0.05

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AK Steel Holding Corporation
Consolidated Balance Sheets
(Unaudited)
(Dollars in millions, except per share amounts)

	March 31,	December 31,
	2010	2009

Assets
Current Assets
Cash and cash equivalents	$330.2	$461.7
Accounts receivable, net	598.3	463.1
Inventories, net	522.7	416.7
Other current assets	281.0	288.6
Total Current Assets	1,732.2	1,630.1

Property, plant and equipment	5,401.9	5,385.1
Accumulated depreciation	(3,459.2)	(3,409.1)
Property, plant and equipment, net	1,942.7	1,976.0
Other	641.6	668.6

Total Assets	$4,316.5	$4,274.7

Liabilities and Stockholders' Equity
Current Liabilities
Accounts payable	$623.9	$438.9
Other accruals	193.4	157.0
Current portion of long term debt	0.7	0.7
Pension & other postretirement benefit obligations	143.1	144.1
Total Current Liabilities	961.1	740.7

Long-term debt	605.7	605.8
Pension & other postretirement benefit obligations	1,704.0	1,856.2
Other liabilities	194.8	191.9

Total Liabilities	3,465.6	3,394.6

Stockholders' Equity
Common stock, authorized 200,000,000 shares of $0.01 par value each; issued 2010, 122,723,132 shares, 2009, 121,881,816 shares; outstanding 2010, 109,907,793 shares, 2009, 109,394,455 shares	1.2	1.2
Additional paid-in capital	1,922.7	1,911.4
Treasury stock, shares at cost, 2010, 12,815,339 shares; 2009, 12,487,361 shares	(169.7)	(162.2)
Accumulated deficit	(1,041.1)	(1,037.5)
Accumulated other comprehensive income	139.4	167.9
Total AK Steel Holding Corporation Stockholders' Equity	852.5	880.8

Noncontrolling interest	(1.6)	(0.7)

Total Stockholders' Equity	850.9	880.1

Total Liabilities and Stockholders' Equity	$4,316.5	$4,274.7

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AK Steel Holding Corporation
Statements of Cash Flows
(Unaudited)
(Dollars in millions)

	Three Months Ended
	March 31,
	2010	2009

Cash Flow From Operating Activities:
Net income (loss)	$1.4	$(73.6)
Depreciation	50.3	51.3
Amortization	5.9	3.3
Deferred taxes	44.8	(13.8)
Contributions to pension trust	(75.0)	(50.0)
Contribution to Middletown retirees VEBA	(65.0)	(65.0)
Pension and other postretirement benefit payments greater than expense	(29.0)	(19.0)
Working capital	(47.6)	124.8
Working capital-Middletown Coke	0.5	1.0
Other	6.5	12.0
Net Cash Flow From Operating Activities	(107.2)	(29.0)

Cash Flow From Investing Activities:
Capital investments	(14.9)	(32.9)
Capital investments-Middletown Coke	(2.0)	(12.2)
Other	-	0.4
Net Cash Flow From Investing Activities	(16.9)	(44.7)

Cash Flow From Financing Activities:
Redemption of long-term debt	(0.2)	(19.9)
Proceeds from exercise of stock options	1.3	-
Purchase of treasury stock	(7.5)	(11.4)
Common stock dividends	(5.0)	(5.5)
Advances from noncontrolling interest owner to Middletown Coke	2.3	11.2
Other	1.7	(1.4)
Net Cash Flow From Financing Activities	(7.4)	(27.0)

Net Decrease in Cash	(131.5)	(100.7)

Cash and Cash Equivalents, Beginning	461.7	562.7

Cash and Cash Equivalents, Ending	$330.2	$462.0

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AK Steel Holding Corporation
(Unaudited)

Steel Shipments

	Three Months Ended
	March 31,
	2010	2009
Tons Shipped by Product (000's)
Stainless/electrical	212.1	159.1
Coated	635.2	350.4
Cold-rolled	281.8	144.2
Tubular	28.7	18.2
Subtotal value-added shipments	1,157.8	671.9

Hot-rolled	193.7	75.5
Secondary	34.3	31.4
Subtotal non value-added shipments	228.0	106.9

Total Shipments	1,385.8	778.8

Shipments by Product (%)
Stainless/electrical	15.3%	20.5%
Coated	45.8%	45.0%
Cold-rolled	20.3%	18.5%
Tubular	2.1%	2.3%
Subtotal value-added shipments	83.5%	86.3%

Hot-rolled	14.0%	9.7%
Secondary	2.5%	4.0%
Subtotal non value-added shipments	16.5%	13.7%

Total Shipments	100.0%	100.0%

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